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                                   EXHIBIT 22

                         Subsidiaries of the Registrant


Name                                                  State of Incorporation
First-Citizens Bank and Trust Company                      South Carolina
  of South Carolina



                Subsidiaries of the Subsidiary of the Registrant

Name                                                  State of Incorporation
Wateree Enterprises, Inc.                                 South Carolina